Exhibit 99.1

Press Release

905 Southfield Drive
Plainfield, Indiana 46168

April 21, 2006

FOR IMMEDIATE RELEASE

LINCOLN BANCORP ANNOUNCES FIRST QUARTER EARNINGS

Lincoln Bancorp (NASDAQ: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the first quarter ended March 31, 2006 was $779,000, or $.15 for both basic and diluted earnings per share. This compared to net income for the comparable period in 2005 of $979,000, or $.20 for basic and $.19 diluted earnings per share. Return on assets was .36% and return on equity was 3.09% for the first quarter of 2006 compared to .48% and 3.80%, respectively, for the same period last year.

Assets totaled $867.9 million at March 31, 2006, an increase from December 31, 2005 of $23.4 million. The increase in assets occurred in net loans, up $9.2 million, and investment securities available for sale, up $14.1 million. Loan growth was experienced in residential mortgage loans, up $9.3 million, and commercial loans, up $3.2 million. This growth was partially offset by a decline in home equity loans, down $2.4 million from the end of 2005 through the end of the first quarter in 2006.

Total deposits were $637.5 million at March 31, 2006, an increase of $36.9 million from the $600.6 million at December 31, 2005. Growth occurred in money market deposits, up $15.0 million, savings accounts, up $22.5 million and certificates of deposit, up $9.7 million, while noninterest bearing deposits declined by $4.0 million and interest bearing demand deposits declined by $6.3 million. The growth occurred as customers shifted funds into our higher competitively priced money market and premium savings deposits and shorter term certificate of deposit specials. Borrowed funds declined by $15.1 million from year end 2005 to $122.1 million at March 31, 2006. The increased deposit growth provided an opportunity to repay some of our Federal Home Loan Bank debt.

Net interest income for the first quarter of 2006 was $5,593,000 compared to $5,567,000 for the same period in 2005. Net interest margin was 2.81% for the three-month period ended March 31, 2006 compared to 3.00% for the same period in 2005. The average yield on earning assets increased 58 basis points in the first quarter 2006 compared to the same period in 2005 while the average cost of interest-bearing liabilities increased 88 basis points for the same period. This decreased the interest rate spread from 2.71% at March 31, 2005 to 2.41% at March 31, 2006, or 30 basis points. The Bank faced a narrowing net interest margin and decreasing interest rate spread as a flattening of the interest rate curve resulted in repricing our shorter term deposits upward while longer term loans and investments repriced at a slower pace. This is reflected by the fact that the 3-month Treasury bill yields increased from 2.76% to 4.60%, up nearly 184 basis points from March 31, 2005 to March 31, 2006, while the 30-year Treasury note was up only about 14 basis points for the same period from 4.75% to 4.89%. The prime rate increased 200 basis points during the same period from 5.75% to 7.75%, but many commercial customer notes priced on the prime rate have repricing terms longer than one year reflecting the slower pace of increase in the yield of our loan portfolio.

The Bank’s provision for loan losses for the first quarter of 2006 was $235,000 compared to $14,000 for the same period in 2005. Nonperforming loans to total loans at March 31, 2006 decreased slightly to .54% from .59% at December 31, 2005. Nonperforming assets to total assets were .45% at March 31, 2006 and .45% at December 31, 2005. The allowance for loan losses as a percent of loans was .96% at March 31, 2006 compared to .97% at December 31, 2005. During the first quarter of 2006, the Bank recognized $222,000 in net charged-off loans compared to a $31,000 net recovery of previously charged-off loans in the first quarter of 2005.

Other income for the three months ended March 31, 2006 was $1,198,000 compared to $1,226,000 for the same quarter of 2005. The most significant change from the first quarter of 2005 to the first quarter of 2006 was a $160,000 decrease in net gains on sales of loans to $55,000 in 2006 from $215,000 in 2005. The decrease was the result of fewer sales of loans during the first quarter of 2006 as a result of the Bank placing nearly all residential real estate mortgage loan production into the loan portfolio versus selling this production in the mortgage market.

Other expenses were $5,581,000 for the three months ended March 31, 2006 compared to $5,505,000 for the same three months of 2005. The largest increase was in salaries and employee benefits totaling $2,812,000 for the first quarter of 2006 compared to $2,635,000 during the same quarter of 2005, an increase of $177,000. The primary reason for the increase was due to the increase of full-time equivalent employees from 221 during the first quarter of 2005 to 235 during the same quarter of 2006. Also, professional fees increased $102,000 for the quarter to $226,000 for the three months ending March 31, 2006 from $124,000 for the same quarter in 2005. Most of this increase related to higher collection expenses and regulatory compliance issues. Other expenses decreased $223,000 for the first quarter of 2006 from $913,000 compared to $690,000. Reductions in the following expense categories represented the majority of this change: amortization of mortgage servicing rights, OREO expense, office supplies and telephone expenses.

The effective Income tax rate was approximately 20% and 23% of pretax income for the first quarter of 2006 and 2005, respectively.

The book value of Lincoln Bancorp common stock was $18.46 per share at March 31, 2006 compared to $18.55 at December 31, 2005.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the companies' most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	March 31	December 31
	2006	2005
Balance Sheet Data:
Total assets	$867,869	$844,454
Loans, net (including loans held for sale)	604,136	594,974
Cash and cash equivalents	16,335	16,736
Investment securities available for sale	165,713	151,565
Deposits	637,466	600,572
Borrowings	122,056	137,136
Stockholders' equity	99,659	99,940

Book value per common share	$18.46	$18.55
Shares outstanding	5,398,828	5,386,153
Equity to assets	11.48%	11.83%
Non-performing assets to total assets	0.45%	0.45%
Non-performing loans to total loans	0.54%	0.59%
Allowance for loan losses to total loans	0.96%	0.97%

	Three Months Ended March 31
	2006	2005
Operating Data:
Interest Income:
Loans	$9,736	$8,741
Investment securities	1,924	1,186
Deposits with financial institutions and federal funds sold	208	72
Dividend income	136	110
Total interest income	12,004	10,109
Interest Expense:
Deposits	5,034	2,516
Borrowings	1,377	2,026
Total interest expense	6,411	4,542
Net Interest Income	5,593	5,567
Provision for loan losses	235	14
Net Interest Income After Provision for Loan Losses	5,358	5,553
Other Income:
Service charges on deposit accounts	488	457
Net gains on sales of loans	55	215
Net realized gains (losses) on sale of available for sale securities	4	-
Equity in income (losses) of limited partnership	41	(45)
Point of sale income	167	119
Loan servicing fees	90	106
Increase in cash value of life insurance	162	226
Other	191	148
Total other income	1,198	1,226
Other Expenses:
Salaries and employee benefits	2,812	2,635
Net occupancy expenses	535	438
Equipment expenses	372	409
Data processing expense	632	622
Professional fees	226	124
Advertising and business development	152	171
Core deposit intangible amortization	162	193
Other	690	913
Total other expenses	5,581	5,505
Income before income taxes	975	1,274
Income taxes	196	295
Net income	$779	$979

Basic earnings per share	$0.15	$0.20
Diluted earnings per share	$0.15	$0.19

Other Data:
Interest rate spread	2.41%	2.71%
Net interest margin	2.81%	3.00%
Return on average assets	0.36%	0.48%
Return on average equity	3.09%	3.80%